Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2016 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 29, 2016--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced net income of $206 thousand or $.15 basic and $.15 diluted earnings per share for the quarter ended March 31, 2016, compared to a net income of $343 thousand or $0.36 basic and $0.36 diluted earnings per share for the prior year’s first quarter.

Net interest and dividend income increased $301 thousand or 10.4% as compared to the prior year’s first quarter due to growth in the Bank’s commercial and consumer loan portfolios. Gain on sale of loans increased 5.3% to $241 thousand compared to the prior year’s quarter. Noninterest expenses increased $349 thousand as the Bank continues to invest in its three primary business lines of Commercial, Retail and Mortgage Banking. Mortgage loan servicing activities income decreased $155 thousand due to a decline in the mortgage servicing rights valuation as result of the decline in long-term interest rates and related increase in implied prepayment rates. The provision for loan losses increased $81 thousand consistent with strong commercial loan growth.

“During the Bank’s 2016 first quarter, we focused on implementing strategies to deploy the capital we raised in the fourth quarter of 2015 to fund growth of higher margin activities,” said Martin J. Geitz, President and Chief Executive Officer. “In particular, we are pleased with our Commercial Banking team’s success at expanding existing and developing new relationships resulting in a $45.8 million or 50% increase in loan balances since the end of the first quarter of 2015. We are also excited with the prospects for our Retail Banking team’s contribution to continued growth that we expect from our new full-service branch office in West Hartford, which opened in April.”

Key highlights for quarter ended March 31, 2016 compared to quarter ended March 31, 2015 included:

  Net loans grew $54.3 million or 18.7%.
  Commercial loan balances increased $45.8 million or 50.0%.
  Net interest and dividend income for the quarter increased 10.4%.
  Net interest margin of 3.06% for the quarter was 1 basis point higher compared to the prior year’s quarter.
  Total deposits increased $23 million or 6.3%, driven by increases in Demand Deposits of $15.3 million, Savings and Now deposits of $12.1 million, partially offset by decreases in Time Deposits of $4.8 million.
  Provision for loan losses totaled $131 thousand for the quarter due to loan growth, and the allowance for loan losses at March 31, 2016 was 0.91% of total loans.
  Due to the decline in market interest rates during the first quarter and anticipation of more rapid prepayment of mortgages serviced by the Bank, the Bank recorded a $193 thousand decrease in the valuation of the mortgage servicing rights asset. This valuation decline reduced the value of the servicing asset approximately 10% to $1.8 million.
  Return on average assets for the three months ended March 31, 2016 was 0.18% compared to 0.34% for the three months ended March 31, 2015.
  Return on average equity for the three months ended March 31, 2016 was 2.70% compared to 4.55% for the three months ended March 31, 2015.

On March 31, 2016, gross loans outstanding were $347 million, an increase of $54.6 million, or 18.7% over a year ago. Commercial loans grew by $45.8 million or 50.0% and consumer loans grew by $6.1 million or 9.9% due principally to an increase home equity line of credit borrowings and purchased auto loans. Residential mortgage loans increased by $2.7 million or 1.9%.

The Company’s allowance for loan losses at March 31, 2016 was 0.91% of total gross loans. The Company had non-accrual loans totaling $3.8 million or 1.09% of total loans on March 31, 2016, compared to non-accrual loans totaling $2.2 million or 0.74% of total loans a year ago. Total non-accrual and delinquent loans on March 31, 2016 was 1.72% of loans outstanding compared to 1.14% on March 31, 2015. Despite slight increases in non-accrual and delinquent loans, the Company’s loan portfolio remains strong.

Total deposits on March 31, 2016 were $383 million, an increase of $22.6 million or 6.3% over a year ago primarily due to an increase in demand deposits of $15.3 million and a $12.1 million increase in Savings and NOW accounts. At quarter-end, 32% of total deposits were in non-interest bearing demand accounts, 53% were in low-cost savings, money market and NOW accounts and 15% were in time deposits.

For the first quarter 2016, total revenues, consisting of net interest and dividend income plus noninterest income, were $3.6 million compared to $3.4 million a year ago. Noninterest income decreased by $71 thousand or 13.4%, primarily due to a decrease in mortgage loan servicing activities of $155 thousand, partially offset by an increase of service charges and fees revenue of $90 thousand. Mortgage loan servicing activities decreased $155 thousand due to a decline in the mortgage servicing rights valuation as result of the decline in long-term interest rates and related increase in implied prepayment rates. Gain on sale of loans sold in the first quarter was $241 thousand compared to $229 thousand for the first quarter ended March 31, 2015.

The Company’s year-to-date 2016 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.06% compared to 3.05% for the comparable 2015 period. The Company’s yield on earning assets increased to 3.34%, while the cost of funds increased 12 basis points to 0.41% for the three months ended March 31, 2016 compared to the same period of 2015. The increase in cost of funds was primarily due to the interest on the subordinated debt issued in 2015.

Total noninterest expense for the first quarter 2016 was $3.3 million, an increase of $349 thousand or 11.7% above the first quarter of 2015. The increase was primarily driven by an increase in salary and benefits expense of $250 thousand and data processing costs of $68 thousand. These were partially offset by decreases in professional fees of $21 thousand and a decrease in FDIC assessment of $16 thousand.

Capital levels for The Simsbury Bank & Trust Company on March 31, 2016 were above those required to meet the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios March 31, 2016
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	8.18%	5.00%
Tier 1 Risk-Based Capital Ratio	12.39%	8.00%
Total Risk-Based Capital Ratio	13.46%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	12.39%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
March 31, 2016, December 31, 2015 and March 31, 2015

(Dollars in thousands, except for share and per share amounts)

	3/31/2016	12/31/2015	3/31/2015
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	6,111	8,933	9,934
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	5,867	19,795	4,016
Interest bearing deposits	393	13	509
Federal funds sold	200	149	43
Cash and cash equivalents	12,571	28,890	14,502

Certificates of Deposit	1,500	1,250	-

Investments in available-for-sale securities (at fair value)	72,874	71,517	81,332
Federal Home Loan Bank stock, at cost	2,009	2,047	1,881

Loans held-for-sale	1,187	2,167	4,531

Loans outstanding	346,863	326,723	292,252
Less allowance for loan losses	3,160	3,028	2,799
Loans, net	343,703	323,695	289,453

Premises and equipment, net	1,688	1,420	1,426
Accrued interest receivable	1,161	1,143	1,004
Other real estate owned	-	-	-
Bank owned life insurance	8,940	7,389	7,236
Other assets	4,831	5,262	4,477
Total other assets	16,620	15,214	14,143

TOTAL ASSETS	$450,464	$444,780	$405,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$123,904	$135,580	$108,596
Savings and NOW deposits	204,187	179,775	192,092
Time deposits	55,121	57,287	59,874
Total deposits	383,212	372,642	360,562

Securities sold under agreements to repurchase	1,988	1,915	3,078
Federal Home Loan Bank advances	26,000	31,500	10,500
Long-term subordinated debt	7,230	7,230	-
Other liabilities	1,621	1,751	1,669
Total liabilities	420,051	415,038	375,809

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000
shares issued and outstanding at March 31, 2015;	-	-	8,991
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,361,103 shares and 1,360,689 shares, respectively, at
March 31, 2016; 1,360,591 shares and 1,360,177 shares, respectively, at
December 31, 2015, and 906,350 shares and 905,936 shares, respectively, at March 31, 2015	18,871	18,856	10,313
Retained earnings	11,305	11,288	10,741
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(172)	(206)	(375)
Accumulated other comprehensive income (loss)	416	(189)	370
Total stockholders' equity	30,413	29,742	30,033
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$450,464	$444,780	$405,842

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended
	3/31/2016	3/31/2015

Interest and dividend income:
Interest and fees on loans	$3,075	$2,641
Investment securities	390	434
Federal funds sold and overnight deposits	23	7
Total interest and dividend income	3,488	3,082

Interest expense:
Deposits	159	185
Repurchase agreements	1	1
Interest on Long Term Debt	107	-
Federal Home Loan Bank advances	32	8
Total interest expense	299	194

Net interest and dividend income	3,189	2,888

Provision for loan losses	131	50

Net interest and dividend income after
provision for loan losses	3,058	2,838

Noninterest income:
Service charges on deposit accounts	90	104
Gain on available-for-sale securities	47	43
Other service charges and fees	233	143
Increase in cash surrender value
of life insurance policies	51	52
Mortgage loan servicing activities	(247)	(92)
Gain on sale of mortgages	241	229
Investment services fees and commissions	27	34
Other income	17	17
Total noninterest income	459	530

Noninterest expense:
Salaries and employee benefits	1,830	1,580
Occupancy expense	370	377
Equipment expense	93	102
Advertising and promotions	107	105
Forms and supplies	39	32
Professional fees	84	105
Directors' fees	53	51
Correspondent charges	72	29
FDIC Assessment	62	78
Data Processing Fees	213	144
Internet banking costs	53	53
Other expenses	342	313
Total noninterest expense	3,318	2,969

Income before income taxes	199	399
Income tax (benefit) provision	(7)	56

Net income	$206	$343

Net income available to common stockholders	$206	$317

Average shares outstanding, basic	1,348,572	887,891
Earnings per common share, basic	$0.15	$0.36

Average shares outstanding, assuming dilution	1,350,507	888,988
Earnings per common share, assuming dilution	$0.15	$0.36

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
860-408-4679 (fax)
SVP & CFO
rsudol@simsburybank.com